Exhibit 14

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Fidelity Summer Street Trust of our report dated June 11, 2025, relating to the financial statements and financial highlights of Fidelity U.S. Low Volatility Equity Fund, which appears in Fidelity Summer Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2025; Fidelity Covington Trust of our report dated September 12, 2025, relating to the financial statements and financial highlights of Fidelity Low Volatility Factor ETF, which appears in Fidelity Covington Trust’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Additional Information About the Funds” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 7, 2026